Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMPLETES ACQUISITION OF

CASS COUNTY TELEPHONE ASSETS

CHARLOTTE, NC, July 26, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has completed the purchase of the assets of Cass County Telephone Company Limited Partnership and LEC Long Distance, Inc. (collectively, Cass County) for the purchase price of approximately $33.0 million, subject to adjustment.

Cass County provides telecommunications and Internet services to rural areas of Missouri and Kansas. Cass County has approximately 8,600 access line equivalents currently in operation, consisting of approximately 6,800 residential lines, 1,000 business lines and 800 high speed data (HSD) subscribers. Cass County also has HSD infrastructure which supports approximately 90% of its customers with a current penetration rate of approximately 11%.

This transaction supports FairPoint’s strategic objective of creating shareholder value through accretive acquisitions as the price paid for Cass County is less than 5.75 times the projected EBITDA from the acquired assets in the first full year of operation. FairPoint expects that the acquired assets will generate approximately $11 million in revenue in the first full year of operation. Additionally, the areas served by Cass County have experienced new home growth and FairPoint expects this trend to continue.

“The acquisition of Cass County is a clear example of our corporate vision in action,” said Gene Johnson, Chairman and CEO of FairPoint. “As such, we expect this transaction will be immediately accretive to free cash flow and will improve our dividend payout ratio. Furthermore, we are very excited about the prospect of offering new products and services to this customer base.”

Johnson continued, “Specifically, we believe the growth prospects in the areas served by Cass County and the relatively low HSD penetration will present excellent opportunities. Additionally, today’s transaction is in line with our strategy to focus on increasing shareholder value through a combination of organic and external growth. We are committed to pursuing opportunities that improve our cash available to pay dividends and enhance our operating position.”

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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